News Release
Exhibit 99.1
SM ENERGY ANNOUNCES OFFICER RETIREMENTS AND NEW APPOINTMENTS
DENVER, CO December 21, 2022 - SM Energy Company (the “Company”) (NYSE: SM) today announced the retirement of Senior Vice President - Operations Newt Newton and Vice President - Human Resources Candace Lyon.
Chief Executive Officer Herb Vogel comments: “Newt joined SM Energy in 2006, overseeing Midland Basin assets until 2020 when he assumed responsibility for Company-wide operations. He was a key player in greatly expanding the Company’s Midland Basin asset position. He was also a leader in ensuring safe and environmentally sound operations and in building the premier operator status that we enjoy today. Candace joined SM Energy in 2007 and has led the Human Resources team since 2017. Candace has been a proponent of leadership development programs, available to all employees, that have become a cornerstone of our strong SM Energy culture. We thank Newt and Candace for their contributions and wish them a long and healthy retirement.”
The retirement of Mr. Newton and Ms. Lyon from their current positions will be effective January 1, 2023 and each will remain with the Company in advisory roles through July 1, 2023.
The Company also announces the promotions of Tom Morrow to Vice President - Operations Support, Richard Jenkins to Vice President – Operations and Susie Piehl to Vice President - Human Resources. Mr. Morrow will be responsible for operations planning, field EHS and regulatory compliance, facility engineering, supply chain management, measurement and the Midland office. Mr. Jenkins will assume responsibility for Company-wide drilling, completion and production operations and Ms. Piehl will assume oversight of Human Resources. Mr. Morrow, Mr. Jenkins and Ms. Piehl have been with the Company for 16, 12 and 13 years, respectively. All promotions are effective January 1, 2023.
Mr. Vogel adds: “We congratulate Tom, Richard and Susie on their promotions, and we have confidence that they will provide seamless transitions into their new roles.”
ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and NGLs in the state of Texas. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.
SM ENERGY INVESTOR CONTACTS
Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507